December 26, 2019

Jonathan C. Stein
Chief Financial Officer
Hess Midstream LP
1501 McKinney Street
Houston, TX 77010

       Re: Hess Midstream LP
           Registration Statement on Form S-3
           Filed December 20, 2019
           File No. 333-235650

Dear Mr. Stein:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Karina Dorin, Staff Attorney, at (202) 551-3763 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Energy &
Transportation
cc:    Thom Brandt